Exhibit 99.1

         Special Committee of iPayment, Inc. Receives Increased $43.50
                Proposal from CEO Greg Daily to Acquire Company


     NASHVILLE, Tenn.--(BUSINESS WIRE)--Nov. 11, 2005--Gregory S. Daily, CEO of iPayment, Inc. (the "Company") (NASDAQ: IPMT), after discussions with representatives of the Special Committee of the Board of Directors of the Company, increased his previous offer to acquire all of the outstanding common stock of the Company to $43.50 per share. Mr. Daily informed the Special Committee that this represents his highest and final price.
     In connection with the discussions, the Special Committee has authorized, for purposes of Delaware law and the Company's Rights Agreement, Mr. Daily to enter into discussions and arrangements with certain other stockholders of the Company, including certain members of the Company's management team, with respect to participating in Mr. Daily's buy-out proposal.
     The Special Committee was formed in response to Mr. Daily's initial proposal on May 13, 2005 and, since that time, has been exploring alternatives with the goal of enhancing stockholder value.
     The proposal is subject to the negotiation of definitive documentation and completion of funding under financing arrangements. The Special Committee and its advisors will work with Mr. Daily in connection with the negotiations of definitive documentation relating to Mr. Daily's proposal, including definitive financing arrangements. There can be no assurance that this or any transaction will be approved or completed or the timing of any transaction.
     The Company is a provider of credit and debit card-based payment processing services to over 135,000 small merchants across the United States. The Company's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.
     This press release contains forward-looking statements regarding a possible transaction by the Company. There can be no assurance that the proposed transaction or any other transaction will be approved or completed. Actual events may differ materially from the statements included in this press release.


     CONTACT: iPayment, Inc., Nashville
              Afshin M. Yazdian, 615-665-1858, Ext. 115